Exhibit 99.1

Zoran Corporation Reports Selected Results for Its Third Quarter 2006

Company Expects to Release Complete Financial Results Upon Completion of a Review of Its
Historical Stock Option Practices

SUNNYVALE, Calif., Oct. 24 /PRNewswire-FirstCall/ — Zoran Corporation (Nasdaq: ZRAN - News), a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets, today reported selected financial results for its third quarter ended September 30, 2006.

Revenues for the third quarter were $129.4 million, compared with $127.9 million for the second quarter and $117.5 million for the same period last year. Second quarter revenues included $5.6 million related to the settlement of litigation earlier in the year. Additionally, the Company released the following financial information regarding the third quarter:

—              Cash generated from operations was $15.9 million, increasing cash and short term investments to approximately $280 million at the end of the quarter.

—              Day’s sales outstanding (DSO) improved to 44 days from 47 days in the previous quarter.

—              Inventory turns improved to approximately 5.7 versus 4.8 last quarter.

—              The Company incurred $3.3 million of legal and accounting expenses in connection with its ongoing options review and increased its accounts receivable reserve by $3.5 million.

“Our performance during the third quarter was driven by growth in our Digital Camera and HDTV product lines,” said Dr. Levy Gerzberg, Zoran’s president and chief executive officer. “We saw particular strength in our COACH digital camera processors which achieved record revenues and unit shipments and continued to gain market share with new models released from top-tier companies such as Nikon, Olympus, Pentax and Samsung, among others. We also achieved record unit shipments in our DVD product line; however severe price erosion more than offset the strength in shipments, resulting in lower than expected revenues from this business segment. We ended the quarter with revenues by market as follows: 36 percent DVD; 29 percent Digital Cameras; 17 percent DTV; 15 percent Imaging; and, 3 percent for all other.”

“While design-momentum across all of our product lines remains strong, including multiple wins from top-tier manufacturers, our fourth quarter outlook has weakened substantially,” continued Dr. Gerzberg. “The DVD market is experiencing increasing price erosion as competitors attempt to buy market share. The DTV market is facing a similar challenge on the low-end set-top- box segment along with a rapidly declining CRT market. In addition, several of our TV customers have delayed or pushed out product launches into next year. While we expect these near-term, industry-wide challenges to improve in 2007, these factors, combined with a seasonally weak fourth quarter will negatively impact our fourth quarter results. However, we believe we are well positioned to achieve our goals of maintaining leadership in each of our core markets, growing market share, further diversifying our business and revenue streams, and increasing profitability.”

For the fourth quarter, Zoran currently anticipates revenues to range between $95 and $100 million. Zoran will provide more thorough commentary and analysis of its third quarter financial results, including the outlook for the fourth quarter at the earliest possible date.

Zoran expects to release its complete second and third quarter results following the conclusion of a previously announced review of its historical stock option practices being conducted by a special committee of its Board of Directors. The Company also expects to file its Form 10-Q reports for the second and third quarters of 2006 following the conclusion of the review.

Recent Highlights

—              Zoran’s COACH Processor Powers World’s First Digital Camera with HDMI and First Digital Camera with Portable Media Player Features from Samsung

—              Zoran-based DVD recorders from Thomson continued to win comparison awards from industry publications such as “Sound and Vision”

—              Zoran-based LG HDMI (DNX190UH) player won awards from UK publications “What Video and High-Definition” and  “What Home Cinema”

—              Zoran’s IPS Software Solution Featured in Award-winning Printing Devices

—              Zoran Announces HDTV Reference Design for European DVB-T market at IBC

—              Zoran Announces New High Performance SupraTV 160 Processor Family for Set-Top Box and Digital Television Markets adopted by Homecast, Grundig and Thomson.

—              Zoran Powers Full Range of Free-To-Air Terrestrial Set-Top Box Products that were displayed at IBC in Amsterdam including ALBA, Goodmans, Strong, Simence, Homecast and Grundig

—              Zoran Powers Sanyo’s New High Volume  High Definition LCD, PDP and Rear Projection Televisions for US Market

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, India, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release includes forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

NOTE: Zoran, the Zoran logo, SupraHD, SupraTV, Vaddis, and Quatro are trademarks of Zoran Corporation in the United States and/or other countries. All other brands or names may be claimed as property of others.